Exhibit 99.1

NEWS RELEASE		FOR IMMEDIATE RELEASE

Contacts at the Company:

Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group Reports Third Quarter 2004 Results

IRVING, TEXAS – December 2, 2004 – Aegis Communications Group, Inc. (The Company) (OTC Bulletin Board: AGIS), a marketing services company that enables clients to make customer contact efforts more profitable, reported its results for the third quarter of 2004.

REVENUES

Third quarter 2004 revenues were $20.4 million as compared to $32.7 million for the same period last year, a decrease of $12.3 million, or 37.5%.  For the nine months ended September 30, 2004 revenues were $76.3 million, 30.5% lower than the $109.7 million of revenue generated during the prior year comparable period.  The decline in revenues for the three and nine months ended September 30, 2004 versus the prior year same period is attributable to a number of factors.  First, an inbound contract with a cable services provider that expired in the fourth quarter of 2003, was not renewed by the client as they made a decision to consolidate their customer service into their available in-house capacity  This expired inbound contract accounted for approximately 18% of the total revenue decrease quarter over quarter and 36% of the total revenue decrease for the nine months ended September 30.  Secondly, the decision at the end of June 2004 by AT&T to discontinue its outbound acquisition services accounted for approximately 43% of the total revenue decrease versus the prior year quarter ending September 30 and 10% for the nine months ended September 30.  Additionally, one of our telecommunications clients (who is one of the Company’s five largest clients) has reduced transaction volumes and a client in the membership services industry ramped down a campaign in the first quarter of 2004.  Revenues for the third quarter of 2004 were also negatively impacted by the hurricanes experienced in the southeastern part of the country.

OPERATING LOSS

Operating loss for the third quarter of 2004 was $3.8 million as compared to an operating loss of $3.2 million in the prior year third quarter.  For the nine months ended September 30, 2004 the Company generated an operating loss of $15.6 million as compared to an operating loss of $6.8 million for the nine months ended September 30, 2003.  The increase in operating loss for the three and nine months ended September 30, 2004 versus the prior year same periods is primarily due to the decline in revenues experienced during the period and the recording of restructuring charges associated with the realignment of the management team and the closing of four client service centers.

Rick Ferry, President and CEO of Aegis commented, “Upon arriving in October, we have been continually impressed and encouraged with the efforts of the newly appointed management team to both rationalize costs and develop new revenue opportunities. We are particularly excited about the ability to offer existing and future clients access to transaction processing capabilities at Aegis facilities in India. This new capability will fill a long sought after void in the Aegis product line, increasing

Aegis’ viability as a premier provider of business process outsourcing functions. Additionally, the executive team must continue to explore financing opportunities to provide for the working capital needs required to fuel growth.”

NET LOSS

The Company incurred a net loss applicable to common shareholders of $4.2 million, or $0.01 per common share for the quarter ended September 30, 2004.  During the prior year comparable quarter, we incurred a net loss applicable to common shareholders of approximately $7.4 million, or $0.14 per common share.  For the nine months ended September 30, 2004, we incurred a net loss applicable to common shareholders of $18.5 million or $0.09 per share as compared to $17.2 million or $0.33 per share for the nine months ended September 30, 2003.  Additionally, the Company incurred a net loss from continuing operations of $4.2 million for the quarter ended September 30, 2004 as compared to a $4.8 million loss for the prior year comparable quarter.  For the nine months ended September 30, 2004, the net loss from continuing operations was $18.5 million versus a loss of $10.1 million for the prior year comparable period.  The increase in net loss from continuing operations for the nine month period ended September 30, 2004 versus the period ended September 30, 2003 is due to the decline in revenues experienced during the period, charges recorded in association with the restructuring of the Company’s management team, the impairment of long-lived assets related to the closing of four client service centers and the increase in non-cash interest expense due to the additional amortization of the discount on notes payable.

Revenue Mix.  Together, inbound customer relationship management (“CRM”) and non-voice & other revenues represented 84.3% of our revenues in the third quarter of 2004 versus 70.4% in the third quarter of 2003.  Outbound CRM revenues accounted for 15.7% of total revenues for the three months ended September 30, 2004 as compared to 29.6% in the comparable prior year period.  The decrease in outbound CRM revenues for the three and nine months ended September 2004 versus 2003 is primarily due to a decision by AT&T to discontinue its outbound acquisition services.  For the three and nine months ended September 30, 2004 and 2003, the mix of revenues was as follows:

	Three months ended September 30, (Dollars in millions)				Nine months ended September 30, (Dollars in millions)
	2004	%	2003	%	2004	%	2003	%
Inbound CRM	$15.0	73.5%	$19.2	58.9%	$47.1	61.7%	$70.2	64.0%
Outbound CRM	3.2	15.7%	9.7	29.6%	21.5	28.2%	27.3	24.9%
Non-Voice & Other	2.2	10.8%	3.8	11.5%	7.7	10.1%	12.2	11.1%
Total revenues	$20.4	100.0%	$32.7	100.0%	$76.3	100.0%	$109.7	100.0%

Cost of Services.  Costs of services generally vary in relation to changes in revenue.  For the quarter ended September 30, 2004, cost of services decreased by approximately $7.9 million, to $15.3 million versus the quarter ended September 30, 2003.  Cost of services as a percentage of revenue for the quarter ended September 30, 2004 increased to 74.7%, from 71.0% for the prior year comparable period.  For the nine months ended September 30, 2004, cost of services decreased $21.7 million to $55.9 million compared to the first nine months of 2003.  As a percentage of revenues, cost of services rose over the same period, from 70.7% to 73.3%.  The total decreases in cost of sales experienced during the three and nine months ended September 30,2004 is due to the reduction in revenue for the comparable periods.  The increase of cost of services as a percentage of revenue in both periods is a result of revenue declines occurring in advance of, or without, a corresponding equal reduction of variable costs.

Selling, General and Administrative.  Selling, general and administrative expenses, which include certain payroll costs, employee benefits, rent expense and maintenance charges, among other expenses, were reduced to $6.8 million in the quarter ended September 30, 2004 versus $10.0 million the prior year quarter.  As a percentage of revenue, selling, general and administrative expenses for the quarter ended September 30, 2004 were 33.5% as compared to 30.5% for the prior year period.  For the nine months ended September 30, 2004, selling, general and administrative expenses were $24.7 million or 32.4% of revenues versus $30.1 million or 27.4% of revenues for the nine months ended September 30, 2003.  The total reduction in selling, general and administrative expenses over the three and nine months ended September 30, 2004 is primarily attributable to the elimination of overhead costs due to the reduction of headcount, the closing of client service centers and improved management of our self-insured workers compensation plan during the same periods.  The increase as a percentage of revenue is primarily due to the decreases in revenue periods over periods.

Interest Expense, net.  Net interest expense decreased to $0.1 million in the third quarter of 2004 versus $0.9 million for the three-months ended September 30, 2003.  Net interest expense for the nine months ended September 30, 2004 decreased 70.1% to $0.5 million as compared to the nine months ended September 30, 2003.  The decrease in net interest expense for the three and nine months ended September 30, 2004 is primarily due to the refinancing costs associated with the renegotiating of the Company’s old line of credit in 2003.  The Company obtained a new line of credit in January 2004.  The Company did not have an outstanding balance on the line of credit at September 30, 2004 as compared to a balance of $12.7 million on the old line of credit at September 30, 2003.

Non-cash Interest Expense.  Non-cash interest expense decreased to $0.2 million in the quarter ended September 30, 2004, from $0.5 million in the quarter ended September 30, 2003.  For the nine months ended September 30, 2004 and 2003, non-cash interest expense was $2.3 and $1.3 million, respectively.  Non-cash interest for the three and nine months ended September 30, 2004, represents interest expense incurred on the Deutsche Bank and Essar notes and the $2.1 million in amortization of the discount on notes payable.  On both the Deutsche Bank and Essar notes, the unpaid interest is added to the principal of the balance of the notes quarterly.  For the three and nine months ended September 30, 2003, non-cash interest expense represents interest expense incurred on two subordinated notes.  In accordance with the terms of the November 5, 2003, agreement with Deutsche Bank and Essar, the Company was required to repay or otherwise retire its obligations to various lenders from the proceeds of this transaction (and, to the extent the subordinated debt was not paid off, the holders of the subordinated debt discharged the debt and released the Company from any further liability under their promissory notes).

Restructuring Charges.  During the quarter ended March 31 2004, the Company approved a plan to restructure the management team.  The restructuring plan was designed to bring the Company’s infrastructure in-line with the then current volume and business environment.  Related to this plan, the Company recorded $0.7 million in severance costs during the first quarter of 2004 and an additional $0.3 million in severance costs during the quarter ending June 30, 2004.  During the quarter ended June 30, 2004, the Company recorded $3.3 million in impairment and severance charges as part of its executing a plan to close four client service centers.  An impairment charge of $3.2 million was recorded for the amount by which the carrying amount of the property and equipment at these client service centers exceeded fair value.  Severance associated with the closing of the service centers in the amount of $0.1 million was also incurred.  During the quarter ending September 30, 2004 the Company recorded an additional $0.3 million in costs associated with the closing of these client service centers.

The Company entered into agreements with third parties to sell certain assets associated with the closed client service centers. These assets have been have been classified as held-for-sale in the consolidated balance sheet.

Depreciation and Amortization.  Depreciation and amortization expenses decreased $0.9 million, in the quarter ended September 30, 2004 as compared to the quarter ended September 30, 2003.  As a percentage of revenue, depreciation and amortization expenses increased to 9.0% in the quarter ended September 30, 2004 versus 8.4% in the quarter ended September 30, 2003, primarily due to the decrease in revenue.  For the nine months ended September 30, 2004 and September 30, 2003 depreciation and amortization expenses were $6.7 million or 8.8% of revenues and $8.8 million or 8.0% of revenues, respectively.  The reduction in depreciation expense for both the three and nine month periods ending September 30, 2004 was due mainly assets becoming fully depreciated and the write-off of assets associated with the closing of client service centers.

Income Tax Provision.  The Company has historically generated net operating losses for income tax purposes.  We have not provided an income tax benefit for the operating losses incurred for the three and nine months ended September 30, as such benefit would exceed any projected realizable deferred tax asset.

Cash and Liquidity.  Cash and cash equivalents (excluding restricted cash) were $0.4 million at September 30, 2004 and $1.7 million at December 31, 2003.  Working capital totaled a deficit of $5.1 million and a surplus of $5.7 million at the end of the same periods.  The change in working capital is primarily attributable to the decrease in accounts receivable and the decrease in restricted cash.  Restricted cash at December 31, 2003, was composed of two cash collateralized outstanding irrevocable letters of credit.  These letters totaled approximately $4.6 million in value and were maintained as security for the Company’s self-insured portion of its workers compensation insurance program and to support licensing requirements related to certain contractual obligations entered into by the Company.  During 2004, the Company replaced the letters under a new Loan Agreement.  Cash and Restricted Cash at December 31, 2003 was used to make principal payments due on the notes payable owed to Deutsche Bank and Essar.

On January 26, 2004, we entered into a new credit agreement with Wells Fargo Foothill that allows the company to borrow up to $25.0 million, with a maturity date of January 26, 2007.  The Company was not in compliance with covenants under the new credit agreement for the two-month period ended February 29, 2004.  On March 30, 2004, the Company entered into an amended agreement, waiving all defaults and revising covenants.  The maturity date of the amended agreement has remained unchanged.  Outstanding bank borrowing under the line of credit at September 30, 2004 was zero.

The Company was not in compliance with the amended EBITDA covenants common to the Loan Agreement and amended Notes for the periods ending April 30, May 31, and June 30, 2004.  As such, it represented a default under these agreements and additionally, a cross default under the Loan Agreement.  On August 23, 2004, the Company executed amended agreements with revised EBITDA and capital expenditure covenants and received waivers from Foothill, Deutsche Bank and Essar for all defaults in the Loan Agreement and amended Notes.  Without the waivers and amended agreements dated August 23, 2004, the Company would not have been in compliance with the revised EBITDA and capital expenditure covenants for the Loan Agreement and the Notes at July 31, 2004.  With the waivers and amended agreements dated August 23, 2004, the Company was in compliance with all covenants.

The Company was not in compliance with the August 23, 2004 EBITDA covenants common to the Loan Agreement and amended Notes for the periods ending September 30, 2004.  As such, it represented a default under these agreements and additionally, a cross default under the Loan Agreement.  On November 22, 2004, the Company executed amended agreements with revised EBITDA covenants and received waivers from Foothill, Deutsche Bank and Essar for all defaults in the Loan Agreement and amended Notes.  Without the waivers and amended agreements dated November 22, 2004, the Company would not have been in compliance with the EBITDA covenants for the Loan Agreement and the Notes at September 30, 2004.  With the waivers and amended agreements dated November 22, 2004, the Company was in compliance with all covenants.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a marketing services company that enables clients to make customer contact efforts more profitable. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 2,200 people and utilizing approximately 2,700 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”.  Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements.  Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time.  Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward–looking statements.

(financial statements follow)

Aegis Communications Group, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended September 30,				Nine months ended September 30,
	2004	%	2003	%	2004	%	2003	%
Revenues	$20,426	100.0%	$32,693	100.0%	$76,291	100.0%	$109,698	100.0%
Operating Costs:
Cost of services	15,268	74.7%	23,215	71.0%	55,895	73.3%	77,560	70.7%
Selling, general and administrative expenses	6,842	33.5%	9,978	30.5%	24,716	32.4%	30,100	27.4%
Depreciation and amortization	1,847	9.0%	2,737	8.4%	6,731	8.8%	8,804	8.0%
Restructuring charges	255	1.2%	—	—	4,570	6.0%	—	—
Total operating expenses	24,212	118.4%	35,930	109.9%	91,912	120.5%	116,464	106.1%
Operating loss	(3,786)	(18.4)%	(3,237)	(9.9)%	(15,621)	(20.5)%	(6,766)	(6.1)%
Interest expense, net	131	0.6%	878	2.7%	532	0.7%	1,810	1.7%
Non-cash interest expense	246	1.2%	456	1.4%	2,304	3.0%	1,313	1.2%
Loss from continuing operations before income taxes	(4,163)	(20.2)%	(4,571)	(14.0)%	(18,457)	(24.2)%	(9,889)	(9.0)%
Income tax expense	—	—	238	0.7%	—	—	238	0.2%
Net loss from continuing operations	(4,163)	(20.2)%	(4,809)	(14.7)%	(18,457)	(24.2)%	(10,127)	(9.2)%
Preferred stock dividends	—	—	2,428	7.4%	—	—	6,988	6.4%
Net loss applicable to common stockholders	$(4,163)	(20.2)%	$(7,364)	(22.5)%	$(18,457)	(24.2)%	$(17,242)	(15.7)%

Basic and diluted loss per common share:	$(0.01)		$(0.14)		$(0.09)		$(0.33)
Weighted average shares of common stock outstanding
Basic	381,471		52,171		196,704		52,171
Diluted	381,471		52,171		196,704		52,171

Aegis Communications Group, Inc.

Selected Financial Data

(Dollars in thousands)

	(unaudited)
	September 30, 2004	December 31, 2003

Assets

Cash and cash equivalents	$399	$1,703
Accounts receivable, net	12,513	23,615
Total current assets	14,173	31,326
Property and equipment, net	10,020	18,297
Total assets	25,629	50,294

Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Deficit

Current portions of long-term obligations	$2,502	$6,248
Accounts payable	4,334	4,427
Total current liabilities	18,975	25,625
Long-term obligations, net of current portions	14,922	19,756
Total liabilities	33,897	45,381
Redeemable convertible preferred stock	—	31,362
Total shareholders’ deficit	8,268	26,449